Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 14, 2013 (including amendments thereto) with respect to the Common Stock, $0.0001 par value, of Xoom Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 10, 2014

Teton Capital Partners, L.P.

By: Whitney, L.P., its general partner

By: Trango II, L.L.C., its general partner

By:	/s/ Quincy J. Lee
Name:	Quincy J. Lee
Title:	Manager

Ancient Art, L.P.

By: Trango II, L.L.C., its general partner

By:	/s/ Quincy J. Lee
Name:	Quincy J. Lee
Title:	Manager

Whitney, L.P.

By: Trango II, L.L.C., its general partner

By:	/s/ Quincy J. Lee
Name:	Quincy J. Lee
Title:	Manager

Trango II, L.L.C.

By:	/s/ Quincy J. Lee
Name:	Quincy J. Lee
Title:	Manager

/s/ Quincy J. Lee
Quincy J. Lee